Exhibit 99.1

Contact:

Sarah Meyerrose

EVP, Chief Financial Officer

(615) 236-8344

sarah.meyerrose@franklinsynergy.com

FRANKLIN FINANCIAL NETWORK PRICES UPSIZED PUBLIC OFFERING

OF COMMON STOCK

FRANKLIN, Tenn., November 16, 2016 – Franklin Financial Network, Inc. (NYSE: FSB), the parent company of Franklin Synergy Bank, today announced the pricing of an upsized underwritten public offering of 1,950,000 shares of its common stock at a public offering price of $32.00 per share, raising approximately $62.4 million in gross proceeds. The Company has granted the underwriters a 30-day option to purchase up to an additional 292,500 shares of its common stock at the public offering price, less the underwriting discount, to cover over-allotments, if any.

The Company intends to use the net proceeds from the offering to support continued organic growth, augment its capital position and reduce real estate concentration ratios and for general corporate purposes, including investment in the corporate infrastructure required for a rapidly growing public company. The Company may also retain an amount of proceeds at the holding company level sufficient to service up to six quarters of interest payments on its outstanding subordinated notes.

Raymond James & Associates, Inc. is serving as active book-running manager, Stephens Inc. is serving as passive book-running manager, Piper Jaffray is serving as lead manager, and Compass Point and FIG Partners are serving as co-managers. The closing of the transaction is subject to customary closing conditions. The shares are expected to be delivered on November 21, 2016.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. The offering will be made only by means of a prospectus and prospectus supplement. Copies of the prospectus and, when available, prospectus supplement for the offering may be obtained by visiting the SEC website at www.sec.gov or by contacting: Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716, (800)-248-8863 or by email at prospectus@raymondjames.com.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements about the intended use of proceeds from the offering, that represent the Company’s expectations and projections for the future. Words such as “expects,” “anticipates,”

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“intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. No assurance can be given that the offering discussed above will be completed or that the net proceeds of the offering will be used as indicated. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, certain factors could occur that might cause actual results to vary, including, but not limited to, deterioration in national economic or market conditions or other factors discussed in the Company’s filings with the SEC. Except as required by law, the Company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

About the Company

Franklin Financial Network, Inc. is a financial holding company headquartered in Franklin, Tennessee. The Company’s wholly owned bank subsidiary, Franklin Synergy Bank, a Tennessee-chartered commercial bank founded in November 2007 and a member of the Federal Reserve System, provides a full range of banking and related financial services with a focus on service to small businesses, corporate entities, local governments and individuals. With consolidated total assets of $2.70 billion at September 30, 2016, the Bank currently operates through 12 branches and one loan production office in the demographically attractive and growing Williamson, Rutherford and Davidson Counties, all within the Nashville metropolitan statistical area. Additional information about the Company, which is included in the NYSE Financial-100 Index, and the FTSE Russell 2000 Index, is available at www.FranklinSynergyBank.com.

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